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                        PRIORITY HEALTHCARE CORPORATION
                       EXHIBIT 21 - LIST OF SUBSIDIARIES

Florida corporations:

Priority Healthcare Pharmacy, Inc. - Lake Mary, FL
Pharmacy Plus, Inc. - Lake Mary, FL and Philadelphia, PA
Priorityhealthcare.com, Inc. - Lake Mary, FL
Lynnfield Drug, Inc. - Lynnfield, MA
Lynnfield Compounding, Inc. - Lynnfield, MA
Freco, Inc. - Stratham, NH

Nevada corporations:

Priority Healthcare Corporation West - Las Vegas, NV
PHF, Inc. - Las Vegas, NV